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EXHIBIT 3.68

ARTICLES OF INCORPORATION

OF

HUNTSMAN PROCUREMENT CORPORATION

        The undersigned person over the age of eighteen (18) years, acting as incorporator of a corporation under the Utah Revised Business Corporation Act, adopts the following Articles of Incorporation for such corporation:

ARTICLE I

NAME

The name of this corporation (the "Corporation") is:

HUNTSMAN PROCUREMENT CORPORATION

ARTICLE II

PURPOSES AND POWERS

        The corporation is organized to engage in purchasing activities for affiliated entities, to invest in other entities formed to carry on similar activities and to engage in any and all lawful acts, activities, and/or pursuits for which corporations may presently or hereafter be organized under the Utah Revised Business Corporation Act.

        The Corporation shall have all powers allowed by law, including without limitation those powers described in Section 16-10a-302 of the Utah Code Annotated (1953), as amended and supplemented (the "Code"). The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

ARTICLE III

AUTHORIZED SHARES

        The aggregate number of shares which the Corporation shall have authority to issue is Fifty Thousand (50,000) shares of common stock. All voting rights of the Corporation shall be exercised by the holders of the common stock and the holders of the common stock of the Corporation shall be entitled to receive the net assets of the Corporation upon dissolution. All shares of the common stock shall be fully paid and nonassessable.

ARTICLE IV

REGISTERED OFFICE AND AGENT

        The address of the initial registered office of the Corporation is 500 Huntsman Way, Salt Lake City, Utah 84108, and the name of its initial registered agent at such address is J. TODD ZAGOREC.

ARTICLE V

LIMITATION ON LIABILITY

        Within the meaning of and in accordance with Section 16-10a-841 of the Code:

          (1)   No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except as provided in this Article V.

          (2)   The limitation of liability contemplated in this Article V shall not extend to (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or its shareholders, (c) a violation of Section 16-10a-842 of the Code, or (d) an intentional violation of criminal law.

          (3)   Any repeal or modification of this Article V by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          (4)   Without limitation, this Article V shall be applied and interpreted, and shall be deemed to incorporate, any provision of the Code, as the same exists or may hereafter be amended, as well as any applicable interpretation of Utah law, so that personal liability of directors and officers of the Corporation to the Corporation or its shareholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Utah law.

ARTICLE VI

INCORPORATOR

        The name and address of the incorporator are as follows:

NAME	ADDRESS
J. Todd Zagorec	500 Huntsman Way Salt Lake City, Utah 84108

        IN WITNESS WHEREOF, the undersigned, being the incorporator of the Corporation, hereby executes these Articles of Incorporation and certifies to the truth of the facts herein stated, this 23rd day of December, 1999.

/s/ J. TODD ZAGOREC J. Todd Zagorec, Incorporator
ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned, J. TODD ZAGOREC, hereby acknowledges that he has been named as registered agent of Huntsman Procurement Corporation, a Utah corporation to be formed pursuant to the Articles of Incorporation to which this Acknowledgement is attached, and the undersigned hereby agrees to act as registered agent of said corporation.
/s/ J. TODD ZAGOREC J. Todd Zagorec, Registered Agent

MAILING ADDRESS

        If, upon completion of filing of the above Articles of Incorporation, the Division elects to send a copy of the said Articles of Incorporation to the Corporation by mail, the address to which the copy should be mailed is:

                Richard H. Johnson, II
                201 South Main, Suite 1100
                Salt Lake City, Utah 84111

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ARTICLES OF INCORPORATION OF HUNTSMAN PROCUREMENT CORPORATION
ARTICLE I NAME
ARTICLE II PURPOSES AND POWERS
ARTICLE III AUTHORIZED SHARES
ARTICLE IV REGISTERED OFFICE AND AGENT
ARTICLE V LIMITATION ON LIABILITY
ARTICLE VI INCORPORATOR
MAILING ADDRESS